Goldman, Sachs & Co.

Pursuant to Schedule A, as referred to in the Client Access Agreement, between Client and GS, we are writing to request that the following persons be authorized to use a SecurID card for purposes of accessing the Institutional Portal — GSAL:

#	Name	E-mail Address	Telephone Number
1	Joyce Ressler	joyce.a.ressler@jpmchase.com	614-213-8923
2	Marci Stitzlein	marci.l.stitzlein@jpmorgan.com	614-213-7323
3	Todd Throop	todd.l.throop@jpmorgan.com	614-213-0725
4	Joni McCabe	joni.mccabe@jpmorgan.com	614-213-1770
5	Thomas Sweeney	thomas.e.sweeney@jpmchase.com	614-213-4138
6	Wendy Setnicka	wendy.s.setnicka@jpmchase.com	212-648-2404
7	Hetal Desai	hetal.a.desai@chase.com	614-213-7017
8	Linda Woods Erdy	linda.s.woodserdy@jpmorgan.com	614-213-4576
9	Joy Dowd	joy.c.dowd@jpmorgan.com	212-648-2403
10	Chris Hicks	christopher.n.hicks@jpmchase.com	614-248-9720
11	Fidelia Shillingford	fidelia.x.shillingford@jpmorgan.com	212-648-1810
12	Vijaya Chandrasekar	vijaya.chandrasekar@jpmorgan.com	614-271-3681
13	Laura Melman	laura.s.melman@jpmchase.com	212-648-2532
14	Margarita Shalamova	margarita.x.shalamova@jpmchase.com	212-648-2413

We agree that we will advise you if there is a change in employment of any of the above named persons. We have advised each of the above-named persons that access to the Institutional Portal — GSAL is available only to Authorized Users (as defined in the Agreement), and that his/her SecurID card should not be made available to any other employee. Client shall return the SecurID card of each person who is no longer entitled to access to the Institutional Portal — GSAL. Client shall inform GS in writing of any additional persons to whom it wishes a SecurID card to be issued and GS shall have the right to approve each such person.

Very truly yours,

JPMorgan Trust I

JPMorgan Trust II

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

JPMorgan Institutional Trust

JPMorgan Insurance Trust

Undiscovered Managers Funds

/s/ Joy Dowd
Joy Dowd, Treasurer

7/29/11
Date